------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0104
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------
  ------
  FORM 3            U.S. SECURITIES AND EXCHANGE COMMISSION
  ------                     Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

================================================================================
1. Name and Address of Reporting Person

   Bols                 Patrick
--------------------------------------------------------------------------------
  (Last)               (First)            (Middle)

  1512 Webster Court
--------------------------------------------------------------------------------
                  (Street)

   Fort Collins          Colorado            80524
--------------------------------------------------------------------------------
   (City)               (State)             (Zip)
================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   April 2000
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

   Verex Laboratories, Inc.   VRXL.OB
================================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]   Director                             [ ]   10% Owner
   [X]   Officer (give title below)           [ ]   Other (specify below)

   President
   --------------------------------------
================================================================================
6. If Amendment, Date of Original (Month/Year)

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
================================================================================

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================
                                      3. Ownership Form:
1. Title of  2. Amount of Securities     Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned       Indirect (I)      Beneficial Ownership
  (Instr. 4)        (Instr. 4)           (Instr. 5)             (Instr.5)
--------------------------------------------------------------------------------
     None (1)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

===========================================================================================================
                                           3. Title and Amount                 5. Owner-
                                          of Securities Underlying                 ship
                                            Derivative Security                   Form of
                     2. Date Exercisable        (Instr. 4)                      Derivative
                      and Expiration Date  ----------------------- 4. Conver-    Security:
                       (Month/Day/Year)                   Amount      sion or     Direct    6. Nature of
1. Title of          --------------------                   or        Exercise    (D) or       Indirect
 Derivative           Date      Expira-                   Number      Price of   Indirect      Beneficial
  Security            Exer-     tion                        of        Derivative   (I)         Ownership
 (Instr. 4)          cisable    Date         Title        Shares      Security   (Instr.5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------
Non-Applicable
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

===========================================================================================================

Explanation of Responses:


/s/ Patrick Bols                                                5-26-2000
---------------------------------------------            -----------------------
Patrick Bols                                                      Date
**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient. See Instruction 6 for procedure.